NEWS RELEASE

Contact:  Steve Hannah, Peebles, Inc., 804.447.5396
Sam Watson, Ira A. Watson Co., 423.690.6000 ext. 289

                       REGIONAL DEPARTMENT STORE COMPANIES
                 PEEBLES INC., AND IRA A. WATSON COMPANY TO MERGE

Peebles Inc. of South Hill, Va. and Ira A. Watson Co., of Knoxville, TN plan to merge operations, according to a joint announcement by the two companies. The merger is subject to approval by the Watson Company's shareholders, and should close on June 15th, assuming all closing conditions are met.

Peebles is a privately held company operating 88 stores in 12 eastern states. Sales in 1997 were $217.7 million. While most of its locations are in the southeast and mid-Atlantic states, the company has expanded in recent years into Ohio, Pennsylvania, and upstate New York.

Mike Moorman, Chairman and CEO of Peebles, said 'Our stores and company culture are very similar to Watson's. We both appeal to the same fashion customers living in suburban and medium-sized communities. The merger will strengthen our companies and allow us to better serve our markets'.

Watson's operates 25 stores in 7 states.  Sales in 1997 were $80.4 million.

Forrest Watson, Chairman and CEO of Watson's, said "We believe this merger is a very positive development for our company, our customers and our shareholders. Watson's and Peebles have enjoyed a long and close association. We have known Mike Moorman and his senior people for many years. Their approach to the business and their commitment to their customers in each community is very similar to Watson's. The significantly larger size of the merged company, which brings improved efficiencies and systems, will benefit all of the Watson's stores".

Moorman said, "The proposed merger will cause very few changes affecting store associates. We also plan to continue operation of the central distribution center in Knoxville. Plans will be developed to merge most of the corporate office functions into the South Hill office. We know Watson's has provided excellent merchandise and services to its customers for 91 years and it is our desire to build on these achievements.

May 22, 1998